Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290598

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 23, 2025)

232,956 American Depositary Shares representing

116,478,000

Ordinary Shares

Kazia Therapeutics Limited

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated December 23, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-290598), as amended, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on March 19, 2026 (the “March 19, 2026 Form 6-K”). Accordingly, we have attached the March 19, 2026 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “KZIA.” On March 18, 2026, the last reported sale price of the ADSs on Nasdaq was $7.51 per ADS.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and the “Risk Factors” in “Item 3. Key Information-D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in the Prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 19, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March, 2026

Commission File Number 000-29962

Kazia Therapeutics Limited

(Translation of registrant’s name into English)

Three International Towers Level 24 300 Barangaroo Avenue Sydney NSW 2000

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒    Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

On March 16, 2026 AEDT, Kazia Therapeutics Limited (the “Company”) reported its unaudited half-year results for the six months ended December 31, 2025, a copy of which is attached to this Form 6-K as Exhibit 99.1.

The Company hereby incorporates by reference the information contained herein, including Exhibit 99.1, into the Company’s registration statements on Form F-3 (File No. 333-281937).

EXHIBIT LIST

Exhibit	Description

99.1	Half-year report for the six months ended December 31, 2025

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Kazia Therapeutics Limited (Registrant)

/s/ John Friend
Name: John Friend
Title: Chief Executive Officer

Date: March 19, 2026

Exhibit 99.1

Kazia Therapeutics Limited

ABN 37 063 259 754

Half Yearly Report - 31 December 2025

Kazia Therapeutics Limited Directors’ report 31 December 2025

The directors present their report, together with the financial statements, on the Consolidated entity (referred to hereafter as the ‘Consolidated entity’) consisting of Kazia Therapeutics Limited (referred to hereafter as the ‘Consolidated entity’ or ‘parent entity’) and the entities it controlled at the end of, or during, the half-year ended 31 December 2025.

Directors

The following persons were directors of Kazia Therapeutics Limited during the whole of the financial year and up to the date of this report, unless otherwise stated:

Dr John Friend

Bryce Carmine

Steven Coffey

Ebru Davidson

Robert Apple

Principal activities

During the financial year the principal continuing activity of the Consolidated entity consisted of pharmaceutical research and development with a view to commercialising the results of our research through license transactions or other means.

Review of operations

The loss for the Consolidated entity after providing for income tax amounted to $12,552,490 (31 December 2024: $10,453,811).

The attached financial statements detail the performance and financial position of the Consolidated entity for the half-year ended 31 December 2025.

Cash resources

At 31 December 2025, the Consolidated entity had total funds of $69,459,980 comprising cash in hand and at bank.

Going concern

For the period ended 31 December 2025 the Consolidated Entity incurred a loss after income tax of $12,552,490 (31 December 2024: $10,453,811), was in a net current asset position of $45,612,689 (30 June 2025 net current liability: $9,119,727) and had net cash outflows from operating activities of $9,540,623 (31 December 2024: $8,420,244) for the half-year ended 31 December 2025.

The Directors note the following with regards to the ability of the Consolidated Entity to continue as a going concern:

•

During the period, the Company received notifications from Nasdaq regarding non-compliance with the minimum Market Value of Listed Securities requirement. On 18 December 2025, the Nasdaq Office of General Counsel confirmed that the Company had regained compliance with Listing Rule 5550(b) and remained in compliance with all applicable listing standards. Accordingly, the Company’s ADSs continue to trade on The Nasdaq Capital Market.

•

The Consolidated Entity continued to access capital markets during the period. Capital raised in the period, including the PIPE entered on 2nd December 2025 which raised US$46.51 million after deducting offering expenses has resulted in a cash balance of AUD 69.46 million at 31 December 2025. The Directors have considered the Consolidated Entity’s cash flow forecasts for a period of at least 12 months from the date of this report, together with available cash and capital-raising mechanisms, and believe that the Group will be able to meet its obligations as and when they fall due.

Accordingly, the financial statements have been prepared on a going concern basis which assumes continuity of normal activities and the realisation of assets and the settlement of liabilities in the ordinary course of business.

Kazia Therapeutics Limited Directors’ report 31 December 2025

Research and development report

During the reporting period (July 1, 2025 to December 31, 2025), the Consolidated entity advanced paxalisib beyond neuro-oncology into multiple breast cancer translational and clinical settings, including a Company-sponsored Phase 1b study in metastatic triple-negative breast cancer (TNBC), collaborative ex vivo studies in HER2-positive metastatic breast cancer, and expanded-access real-world use. On 10 July 2025, the Company reported preliminary results from the first patient in its Phase 1b paxalisib combination regimen (paxalisib + pembrolizumab + standard chemotherapy) after 21 days of dosing, including a >50% reduction in circulating tumor cells (CTCs) and a notable decrease in CTC clusters.

On 1 August 2025, the Company announced an approximately $2.0 million private placement at a premium to market, with proceeds intended to support continued clinical development of the company’s lead programs, including paxalisib and EVT801.

On 11 September 2025, the Company announced new findings from a collaborative research program led by Professor Sudha Rao at QIMR Berghofer, reporting that paxalisib monotherapy demonstrated a statistically significant reduction in single CTCs and complete (100%) disruption of CTC clusters (>3 cells) in ex vivo blood samples from stage IV HER2-positive metastatic breast cancer patients.

On 2 October 2025, the Company reported an expanded-access case in metastatic TNBC treated with a combination immunotherapy/chemotherapy regimen plus paxalisib, in which imaging after three weeks of treatment demonstrated an 86% reduction in overall tumor burden.

In October 2025, the Company also expanded its immuno-oncology pipeline through an exclusive collaboration and in-licensing agreement with QIMR Berghofer for a first-in-class PD-L1 protein degrader program (lead optimized compound NDL2), intended to address resistance mechanisms not reached by existing checkpoint inhibitors.

On 27 October 2025, the Company announced its intention to request a follow-up FDA Type C meeting to discuss overall survival findings in newly diagnosed glioblastoma patients treated with paxalisib and to seek feedback on a potential regulatory pathway aligned with the FDA Oncology Center of Excellence’s Project FrontRunner initiative.

On 18 November 2025, the Company provided a clinical update describing an initial immune-complete response (iCR) in metastatic TNBC in an expanded-access setting and a broader Q4 business update across breast cancer immuno-oncology and GBM regulatory strategy.

In December 2025, the Company reported additional momentum across both R&D execution and corporate runway. On 2 December 2025, the Company announced the pricing of an approximately $50.0 million private placement of equity securities, with expected net proceeds of approximately $46.5 million after fees and expenses, intended to support continued clinical development programs. On 10 December 2025, the Company announced new data from two presentations at the 2025 San Antonio Breast Cancer Symposium (SABCS), describing mechanistic and early clinical evidence supporting paxalisib activity across HER2-positive metastatic breast cancer and TNBC.

Significant changes in the state of affairs

As noted in the ‘Going concern’ section of this Directors report, the Company entered into two securities purchase agreement with certain established institutional investors for a private placement of equity securities (PIPE).

Apart from this change, there were no other significant changes in the state of affairs of the Consolidated entity during the financial half-year.

Matters subsequent to the end of the financial half-year

No matter or circumstance has arisen since 31 December 2025 that has significantly affected, or may significantly affect the Consolidated entity’s operations, the results of those operations, or the Consolidated entity’s state of affairs in future financial years.

Auditors independence declaration

A copy of the auditors independence declaration as required under section 307C of the Corporations Act 2001 is set out immediately after this directors report.

Kazia Therapeutics Limited Directors’ report 31 December 2025

This report is made in accordance with a resolution of Directors, pursuant to section 298(2)(a) of the Corporations Act 2001.

On behalf of the Directors

/s/ Steven Coffey
Steven Coffey Director

16 March 2026
Sydney

Tel: +61 2 9251 4100 Fax: +61 2 9240 9821 www.bdo.com.au	Parkline Place Level 25, 252 Pitt Street Sydney NSW 2000 Australia

DECLARATION OF INDEPENDENCE BY GARETH FEW TO THE DIRECTORS OF KAZIA THERAPEUTICS LIMITED

As lead auditor for the review of Kazia Therapeutics Limited for the half-year ended 31 December 2025, I declare that, to the best of my knowledge and belief, there have been:

1. No contraventions of the auditor independence requirements of the Corporations Act 2001 in relation to the review; and

2. No contraventions of any applicable code of professional conduct in relation to the review.

This declaration is in respect of Kazia Therapeutics Limited and the entities it controlled during the period.

/s/ Gareth Few
Gareth Few Director

BDO Audit Pty Ltd

Sydney, 16 March 2026

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation.

Kazia Therapeutics Limited Contents 31 December 2025

General information

The financial statements cover Kazia Therapeutics Limited as a Consolidated entity consisting of Kazia Therapeutics Limited and the entities it controlled at the end of, or during, the half-year. The financial statements are presented in Australian dollars, which is Kazia Therapeutics Limited’s functional and presentation currency.

Kazia Therapeutics Limited is a public Consolidated entity limited by shares, incorporated and domiciled in Australia. Its registered office and principal place of business is:

Three International Towers

Level 24, 300 Barangaroo Avenue

Sydney NSW 2000

A description of the nature of the Consolidated entity’s operations and its principal activities are included in the directors report, which is not part of the financial statements.

The financial statements were authorised for issue, in accordance with a resolution of directors, on 16 March 2026.

Kazia Therapeutics Limited Statement of profit or loss and other comprehensive income For the half-year ended 31 December 2025

		Consolidated
	Note	December 2025 $	December 2024 $
Revenue and other income
Other income		91,921	22,290
Finance Income		160,923	28,667
Expenses
Research and development expense		(4,992,238)	(4,282,101)
General and administrative expense	3	(8,558,016)	(5,108,573)
Fair value gain/(loss) on financial liabilities		744,920	(1,999,648)
Gain on revaluation of contingent consideration		—	750,008

Loss before income tax benefit		(12,552,490)	(10,589,357)
Income tax benefit		—	135,546

Loss after income tax benefit for the half-year attributable to the owners of Kazia Therapeutics Limited		(12,552,490)	(10,453,811)
Other comprehensive (loss) / income
Items that may be reclassified subsequently to profit or loss
Net exchange difference on translation of financial statements of foreign controlled entities, net of tax		(859,893)	174,335

Other comprehensive (loss) / income for the half-year, net of tax		(859,893)	174,335

Total comprehensive loss for the half-year attributable to the owners of Kazia Therapeutics Limited		(13,412,383)	(10,279,476)

		Cents	Cents
Basic loss per share	17	(0.805)	(2.459)
Diluted loss per share	17	(0.805)	(2.459)

The above statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes

Kazia Therapeutics Limited Statement of financial position As at 31 December 2025

		Consolidated
	Note	December 2025 $	June 2025 $
Assets
Current assets
Cash and cash equivalents	4	69,459,980	4,344,691
Trade and other receivables	5	315,539	97,911
Other assets	6	210,498	490,558

Total current assets		69,986,017	4,933,160

Non-current assets
Trade and other receivables	5	40,000	40,000
Intangibles	7	1,086,516	1,086,516

Total non-current assets		1,126,516	1,126,516

Total assets		71,112,533	6,059,676

Liabilities
Current liabilities
Trade and other payables	8	9,648,456	10,116,769
Other financial liabilities	9	14,180,627	3,150,301
Borrowings	10	98,807	395,640
Employee benefits provision	11	445,438	390,177

Total current liabilities		24,373,328	14,052,887

Non-current liabilities
Deferred tax liability	12	271,629	271,629
Employee benefits provision	11	537	36,609

Total non-current liabilities		272,166	308,238

Total liabilities		24,645,494	14,361,125

Net assets/(liabilities)		46,467,039	(8,301,449)

Equity
Contributed equity	13	186,592,055	123,045,889
Other contributed equity	14	380,224	380,224
Reserves	15	5,104,456	3,099,687
Accumulated losses		(145,609,696)	(134,827,249)

Total equity/(deficiency)		46,467,039	(8,301,449)

The above statement of financial position should be read in conjunction with the accompanying notes

Kazia Therapeutics Limited Statement of changes in equity For the half-year ended 31 December 2025

Consolidated	Contributed equity $	Other contributed equity $	Share based payment reserve $	Foreign currency translation reserve $	Accumulated losses $	Total deficit $
Balance at 1 July 2024	101,637,758	—	4,224,946	(750,191)	(115,130,270)	(10,017,757)
Loss after income tax benefit for the half-year	—	—	—	—	(10,453,811)	(10,453,811)
Other comprehensive income for the half-year, net of tax	—	—	—	174,335	—	174,335

Total comprehensive income for the half-year	—	—	—	174,335	(10,453,811)	(10,279,476)
Issue of shares	16,387,602	—	—	—	—	16,387,602
Transactions with owners in their capacity as owners:
Share issue costs	(187,965)	—	—	—	—	(187,965)
Unissued equity	(380,224)	380,224	—	—	—	—
Employee share-based payment options - expired	—	—	(495,900)	—	495,900	—
Employee share-based payment options	—	—	290,053	—	—	290,053

Balance at 31 December 2024	117,457,171	380,224	4,019,099	(575,856)	(125,088,181)	(3,807,543)

Consolidated	Contributed equity $	Other contributed equity $	Share based payment reserve $	Foreign currency translation reserve $	Accumulated losses $	Total equity $
Balance at 1 July 2025	123,045,889	380,224	3,873,198	(773,511)	(134,827,249)	(8,301,449)
Loss after income tax expense for the half-year	—	—	—	—	(12,552,490)	(12,552,490)
Other comprehensive loss for the half-year, net of tax	—	—	—	(859,893)		(859,893)

Total comprehensive loss for the half-year	—	—	—	(859,893)	(12,552,490)	(13,412,383)
Transactions with owners in their capacity as owners:
Issue of shares	65,248,181	—	—	—	—	65,248,181
Share issue costs	(1,702,015)	—	—	—	—	(1,702,015)
Employee share-based payment options - expired	—	—	(1,770,043)	—	1,770,043	—
Employee share-based payment options	—	—	4,634,705	—	—	4,634,705

Balance at 31 December 2025	186,592,055	380,224	6,737,860	(1,633,404)	(145,609,696)	46,467,039

The above statement of changes in equity should be read in conjunction with the accompanying notes

Kazia Therapeutics Limited Statement of cash flows For the half-year ended 31 December 2025

		Consolidated
	Note	December 2025 $	December 2024 $
Cash flows from operating activities
Other Income		91,921	—
Payments to suppliers (inclusive of GST)		(9,793,467)	(8,420,244)

		(9,701,546)	(8,420,244)
Interest received		160,923	—

Net cash used in operating activities	18	(9,540,623)	(8,420,244)

Cash flows from financing activities
Proceeds from issue of shares (net of costs)	13	53,735,958	8,561,589
Proceeds from issue of pre-funded warrants	9	21,585,452	1,178,106

Net cash from financing activities		75,321,410	9,739,695

Net increase in cash and cash equivalents		65,780,787	1,319,451
Cash and cash equivalents at the beginning of the financial half-year		4,344,691	1,657,478
Effects of exchange rate changes on cash and cash equivalents		(665,498)	87,379

Cash and cash equivalents at the end of the financial half-year	4	69,459,980	3,064,308

The above statement of cash flows should be read in conjunction with the accompanying notes

Kazia Therapeutics Limited Notes to the financial statements 31 December 2025

Note 1. Material accounting policy information

These general purpose financial statements for the interim half-year reporting period ended 31 December 2025 have been prepared in accordance with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Act 2001, as appropriate for for-profit oriented entities. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34 Interim Financial Reporting.

These general purpose financial statements do not include all the notes of the type normally included in annual financial statements. Accordingly, these financial statements are to be read in conjunction with the annual report for the year ended 30 June 2025 and any public announcements made by the Consolidated entity during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001.

The accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period, unless otherwise stated.

Classification and initial measurement of financial assets

The Consolidated entity’s other financial liabilities comprise derivatives in respect of prefunded and ordinary warrants. Prefunded and ordinary warrants are measured at fair value through profit or loss. All transactions costs in relation to the warrants are expensed immediately. Changes to the fair value of the instruments post issue will be recognised in profit or loss.

New or amended Accounting Standards and Interpretations adopted

The Consolidated entity has adopted all of the new, revised or amending Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (AASB) that are mandatory for the current reporting period. Any new, revised or amending Accounting Standards or Interpretations that are not yet mandatory have not been early adopted. The adoption of these Accounting Standards and Interpretations did not have any significant impact on the financial performance or position of the Consolidated entity.

Going concern

For the period ended 31 December 2025 the Consolidated Entity incurred a loss after income tax of $12,552,490 (31 December 2024: $10,453,811), was in a net current asset position of $45,612,689 (30 June 2025 net current liability: $9,119,727) and had net cash outflows from operating activities of $9,540,623 (31 December 2024: $8,420,244) for the half-year ended 31 December 2025.

The Directors note the following with regards to the ability of the Consolidated Entity to continue as a going concern:

•

During the period, the Company received notifications from Nasdaq regarding non-compliance with the minimum Market Value of Listed Securities requirement. On 18 December 2025, the Nasdaq Office of General Counsel confirmed that the Company had regained compliance with Listing Rule 5550(b) and remained in compliance with all applicable listing standards. Accordingly, the Company’s ADSs continue to trade on The Nasdaq Capital Market.

•

The Consolidated Entity continued to access capital markets during the period. Capital raised in the period, including the PIPE entered on 2nd December 2025 which raised US$46.51 million after deducting offering expenses has resulted in a cash balance of AUD 69.46 million at 31 December 2025. The Directors have considered the Consolidated Entity’s cash flow forecasts for a period of at least 12 months from the date of this report, together with available cash and capital-raising mechanisms, and believe that the Group will be able to meet its obligations as and when they fall due.

Accordingly, the financial statements have been prepared on a going concern basis which assumes continuity of normal activities and the realisation of assets and the settlement of liabilities in the ordinary course of business.

Kazia Therapeutics Limited Notes to the financial statements 31 December 2025

Note 2. Critical accounting judgements, estimates and assumptions

When preparing the half-year financial statements, management undertakes a number of judgements, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses. The actual results may differ from the judgements, estimates and assumptions made by management and will seldom equal the estimated results.

The judgments, estimates and assumptions applied in the half-year financial statements, including key sources of estimation uncertainty were the same as those applied in the Consolidated entity’s last annual financial statements for the year ended 30 June 2025.

Note 3. Expenses

	Consolidated
	December 2025 $	December 2024 $
Loss before income tax includes the following specific expenses:
Amortisation
Amortisation	—	934,710

Interest expense
Borrowings	7,263	10,033
Contingent consideration - Effective interest	—	223,035

	7,263	233,068

Superannuation expense
Defined contribution superannuation expense	27,900	26,738

Employee benefits expense excluding superannuation
Employee benefits expense excluding superannuation	1,381,820	1,138,052

Share based payment expense
Share based payment expense	4,634,705	290,053

Note 4. Cash and cash equivalents

	Consolidated
	December 2025 $	June 2025 $
Current assets
Cash at bank and on hand	69,459,980	4,344,691

Kazia Therapeutics Limited Notes to the financial statements 31 December 2025

Note 5. Trade and other receivables

	Consolidated
	December 2025 $	June 2025 $
Current assets
Deposits held	7,687	7,687
BAS receivable	307,852	90,224

	315,539	97,911

Non-current assets
Corporate credit card deposit	40,000	40,000

	355,539	137,911

Note 6. Other assets

	Consolidated
	December 2025 $	June 2025 $
Current assets
Prepayments	210,498	490,558

Other assets contain the prepayment of invoices in relation to the annual insurance renewal program and an offsetting borrowing for the funding of this prepayment in included in Borrowings - See Note 10 ‘Borrowings’.

Note 7. Intangibles

	Consolidated
	December 2025 $	June 2025 $
Non-current assets
Licensing agreement - Paxalisib	1,086,516	1,086,516

Reconciliations

Reconciliations of the written down values at the beginning and end of the current financial half-year are set out below:

Balance at 1 July 2025	1,086,516	1,086,516

Balance at 31 December 2025	1,086,516	1,086,516

Kazia Therapeutics Limited Notes to the financial statements 31 December 2025

Note 8. Trade and other payables

	Consolidated
	December 2025 $	June 2025 $
Current liabilities
Trade payables	6,127,338	5,644,797
Accrued and other payables	3,521,118	4,471,972

	9,648,456	10,116,769

Note 9. Other financial liabilities

	Consolidated
	December 2025 $	June 2025 $
Current liabilities
Prefunded and ordinary warrants	14,180,627	3,150,301

Reconciliation

Reconciliation of the written down values at the beginning and end of the current and previous financial year end are set out below:

Opening balance	3,150,301	6,478,060
Prefunded and ordinary warrants at initial recognition	21,585,452	3,034,625
Prefunded warrants exercised	(9,810,204)	(8,840,101)
Gain / Loss on remeasurement of other financial liabilities	(744,920)	2,477,717

Closing balance	14,180,627	3,150,301

On 25 July 2025 Maxim Partners LLC exercised a net settlement of warrants and was issued 1,057,000 ordinary shares.

On 31 July 2025 the Consolidated Entity entered into a securities purchase agreement with certain established institutional investors for a private placement of equity securities (PIPE). The net proceeds from the PIPE were US$2,049,992, after deducting offering expenses. Pursuant to the Purchase Agreement, the Consolidated Entity agreed to offer and sell in the Private Placement to such Purchasers (i) 14,204,500 ordinary shares at a purchase price of $0.0176 per Share, and (ii) pre-funded warrants to purchase up to 204,547 American Depositary Shares (“ADSs”), each ADS representing five hundred Ordinary Shares, at a purchase price of $8.7999 per Pre-Funded Warrant. Each Pre-Funded Warrant is exercisable for one ADS at an exercise price of $0.0001 and are exercisable immediately and will expire when exercised in full. The pre-funded Warrants were determined to be classified as a financial liability and a derivative under AASB 132 “Financial Instruments: Presentation” accounted for at fair value through profit and loss because they are denominated in a foreign currency, causing the value to vary with the USD/AUD exchange rate and the Consolidated Entity’s share price, requires a smaller net investment, and is settled at a future date. The initial fair value of the pre-funded Warrants was A$2,600,115.

Kazia Therapeutics Limited Notes to the financial statements 31 December 2025

Note 9. Other financial liabilities (continued)

On 2 December 2025 the Consolidated Entity entered into a securities purchase agreement with certain established institutional investors for a private placement of equity securities (PIPE). The net proceeds from the PIPE were US$46,509,833, after deducting offering expenses. Pursuant to the Purchase Agreement, the Consolidated Entity agreed to offer and sell in the Private Placement to such Purchasers (i) 4,530,854,000 ordinary shares at a purchase price of $0.01 per Share, and (ii) pre-funded warrants to purchase up to 938,490 American Depositary Shares (“ADSs”), each ADS representing five hundred Ordinary Shares, at a purchase price of $4.9999 per Pre-Funded Warrant. Each Pre-Funded Warrant is exercisable for one ADS at an exercise price of $0.0001 and are exercisable immediately and will expire when exercised in full. The pre-funded Warrants were determined to be classified as a financial liability and a derivative under AASB 132 “Financial Instruments: Presentation” accounted for at fair value through profit and loss because they are denominated in a foreign currency, causing the value to vary with the USD/AUD exchange rate and the Consolidated Entity’s share price, requires a smaller net investment, and is settled at a future date. The initial fair value of the pre-funded Warrants was A$18,985,338. Transaction costs of A$5,278,293 were incurred and allocated on a pro rata basis between the equity and derivative liability components with the portion allocated to the derivative liability component expensed immediately.

On 10 December 2025 Alumni Capital LP exercised a net settlement of warrants and was issued 219,841,000 ordinary shares.

Note 10. Borrowings

	Consolidated
	December 2025 $	June 2025 $
Current liabilities
Insurance premium funding	98,807	395,640

Borrowings relate to the annual insurance renewal program. An offsetting prepayment of insurance invoices is included in Prepayments - See Note 6 ‘Other assets’.

Note 11. Employee benefits

	Consolidated
	December 2025 $	June 2025 $
Current liabilities
Annual leave	405,833	390,177
Long service leave	39,605	—

	445,438	390,177

Non-current liabilities
Long service leave	537	36,609

	445,975	426,786

Kazia Therapeutics Limited Notes to the financial statements 31 December 2025

Note 12. Deferred tax liability

	Consolidated
	December 2025 $	June 2025 $
Non-current liabilities
Deferred tax liability associated with Licencing Agreement	271,629	271,629

The Company has completed an analysis of the availability of historical tax losses to offset the deferred tax liability, concluding that the historical tax losses are not expected to be available for offset against the deferred tax liability.

Note 13. Contributed equity

	Consolidated
	December 2025 Shares	June 2025 Shares	December 2025 $	June 2025 $
Ordinary shares - fully paid	5,667,995,734	809,418,734	186,592,055	123,045,889

Movements in share capital

Details	Date	Shares	Issue price	$
Balance	1 July 2025	809,418,734		123,045,889
Maxim Warrants Net Settlement	25 July 2025	1,057,000	$0.0882	93,280
August PIPE	5 August 2025	14,204,500	$0.0412	585,576
ATM issue of shares No. 65	20 August 2025	650,000	$0.0229	14,869
ATM issue of shares No. 66	27 August 2025	1,382,500	$0.0255	35,243
ATM issue of shares No. 67	12 September 2025	8,576,000	$0.0255	219,008
ATM issue of shares No. 68	3 October 2025	82,012,000	$0.0234	1,922,778
December PIPE – (Net of transaction costs)	3 December 2025	4,530,854,000	$0.0116	52,660,499
Alumni Warrants Net Settlement	10 December 2025	219,841,000	$0.0442	9,716,928
Less: share issue transaction costs		—	$0.0000	(1,702,015)

Balance	31 December 2025	5,667,995,734		186,592,055

The at-the-market equity program (“ATM”) allows the Company to raise capital dynamically in the market, which no discount, no warrant coverage, and modest banking fees, allowing it to fund operations with minimal dilution to existing shareholders. An ATM with Oppenheimer & Co. Inc. (Oppenheimer) as sales agent was established in April 2022. Under the ATM, Kazia may offer and sell via Oppenheimer, in the form of American Depository Shares (ADSs), with each ADS representing 500 ordinary shares. Kazia entered into an Equity Distribution Agreement, dated as of 22 April 2022 (the “Sales Agreement”), with Oppenheimer, acting as sales agent for an initial capacity of US$35 million. On 4 September 2024, the Equity Distribution Agreement was amended to increase the aggregate offering price to US$50 million. On 10 July 2025, the Company terminated the ATM with Oppenheimer and on July 25, 2025, Kazia entered into an At the Market Offering Agreement with Rodman & Renshaw LLC (“Rodman”), as sales agent under which the Company may offer and sell, from time to time through Rodman, American Depositary Shares (“ADSs”), each ADS representing five hundred (500) ordinary shares, no par value per share, of the Company (the “Ordinary Shares”).

From July through December 2025, the Consolidated entity raised total proceeds, net of expenses of US$1,397,016 using the ATM facility, the remaining capacity of the ATM was US$35.19 million.

On 25 July 2025 Maxim Partners LLC exercised a net settlement of warrants and was issued 1,057,000 ordinary shares.

On 31 July 2025 the Company entered into a securities purchase agreement with certain established institutional investors for a private placement of equity securities (PIPE). The net proceeds from the PIPE were US$1.80 million, after deducting offering expenses.

Kazia Therapeutics Limited Notes to the financial statements 31 December 2025

Note 13. Contributed equity (continued)

On 2 December 2025 the Company entered into a securities purchase agreement with certain established institutional investors for a private placement of equity securities (PIPE). The net proceeds from the PIPE were US$46.51 million, after deducting offering expenses.

On 10 December 2025 Alumni Capital LP exercised a net settlement of warrants and was issued 219,841,000 ordinary shares.

Ordinary shares

Ordinary shares entitle the holder to participate in dividends and the proceeds on the winding up of the Consolidated entity in proportion to the number of and amounts paid on the shares held. The fully paid ordinary shares have no par value and the Consolidated entity does not have a limited amount of authorised capital.

On a show of hands every member present at a meeting in person or by proxy shall have one vote and upon a poll each share shall have one vote.

Share buy-back

There is no current on-market share buy-back.

Capital risk management

The Consolidated entity’s objectives when managing capital are to safeguard its ability to continue as a going concern, so that it can provide returns for shareholders and benefits for other stakeholders and to maintain an optimum capital structure to reduce the cost of capital.

Capital is regarded as total equity, as recognised in the statement of financial position, plus net debt. Net debt is calculated as total borrowings less cash and cash equivalents.

The capital structure of the Consolidated entity consists of cash and cash equivalents and equity attributable to equity holders. The overall strategy of the Consolidated entity is to continue its drug development programs, which depends on raising sufficient funds, through a variety of sources including issuing of additional share capital, as may be required from time to time.

The capital risk management policy remains unchanged from the prior year.

Note 14. Unissued equity

On 23 October 2023, the Company entered into a securities purchase agreement with an accredited investor, pursuant to which the Company issued a six-month unsecured convertible promissory note (the “Note”) in the principal amount of A$776,670 (US$500,000). The Note bears interest at a rate of 10% per annum. On 23 December 2023 the investor called upon 50% of the Note, and cash of US$253,014 was paid, which represented US$250,000 of principal and US$3,014 of interest (total payment of A$380,224). The investor exercised their option to receive the remaining 50% in ADSs on 20 December 2023, which resulted in 591,697 ADS to be issued. On 19 June 2024, 591,697 ADSs representing 5,916,970 ordinary shares were issued at a price of A$0.0643 per ordinary share. Subsequent to 30 June 2024, the investor was unable to meet their obligations for transfer of the shares and on 2 July 2024 the share allocation was cancelled and remains recognised as unissued equity as at 31 December 2025.

Kazia Therapeutics Limited Notes to the financial statements 31 December 2025

Note 15. Reserves

	Consolidated
	December 2025 $	June 2025 $
Foreign currency translation reserve	(1,633,404)	(773,511)
Share-based payments reserve	6,737,860	3,873,198

	5,104,456	3,099,687

Foreign currency reserve

The reserve is used to recognise exchange differences arising from translation of the financial statements of foreign operations to Australian dollars.

Share-based payments reserve

The reserve is used to recognise the value of equity benefits provided to employees and directors as part of their remuneration, and other parties as part of their compensation for services.

Share based payments reserve for Employee Share Option Plan

During the half year there were no issues under the Employee Share Option Plan

Note 16. Dividends

There were no dividends paid, recommended or declared during the current or previous financial half-year.

Note 17. Loss per share

	Consolidated	Consolidated
	December 2025 $	December 2024 $
Loss after income tax attributable to the owners of Kazia Therapeutics Limited	(12,552,490)	(10,453,811)

	Number	Number
Weighted average number of ordinary shares used in calculating basic loss per share	1,560,213,259	425,157,427

Weighted average number of ordinary shares used in calculating diluted loss per share	1,560,213,259	425,157,427

	Cents	Cents
Basic loss per share	(0.805)	(2.459)
Diluted loss per share	(0.805)	(2.459)

Kazia Therapeutics Limited Notes to the financial statements 31 December 2025

Note 18. Reconciliation of loss after income tax to net cash used in operating activities

	Consolidated
	December 2025	December 2024
	$	$
Loss after income tax benefit for the half-year	(12,552,490)	(10,453,811)
Adjustments for:
Amortisation	—	934,711
Share-based payments expense	4,634,705	464,387
Foreign exchange differences	(194,392)	229,356
Fair value (gain)/loss on financial liabilities at fair value through profit or loss	(744,920)	1,999,648
Gain on contingent consideration	—	(750,007)
Contingent consideration interest	—	232,447
Change in operating assets and liabilities:
(Increase) / Decrease trade and other receivables	(217,628)	44,560
Decrease in other assets	280,060	345,311
Decrease in borrowings	(296,833)	(493,454)
Decrease in trade and other payables	(468,313)	(852,050)
Decrease in deferred tax liabilities	—	(135,546)
Increase in employee benefits provisions	19,188	14,204

Net cash used in operating activities	(9,540,623)	(8,420,244)

Note 19. Events after the reporting period

No matter or circumstance has arisen since 31 December 2025 that has significantly affected, or may significantly affect the Consolidated entity’s operations, the results of those operations, or the Consolidated entity’s state of affairs in future financial years.

Kazia Therapeutics Limited Directors’ declaration 31 December 2025

In the directors’ opinion:

•

the attached financial statements and notes comply with the Corporations Act 2001, Australian Accounting Standard AASB 134 ‘Interim Financial Reporting’, the Corporations Regulations 2001 and other mandatory professional reporting requirements;

•

the attached financial statements and notes give a true and fair view of the Consolidated entity’s financial position as at 31 December 2025 and of its performance for the financial half-year ended on that date; and

•	there are reasonable grounds to believe that the Consolidated entity will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of directors made pursuant to section 303(5)(a) of the Corporations Act 2001.

On behalf of the directors

/s/ Steven Coffey
Steven Coffey Director

16 March 2026 Sydney

Tel: +61 2 9251 4100 Fax: +61 2 9240 9821 www.bdo.com.au	Parkline Place Level 25, 252 Pitt Street Sydney NSW 2000 Australia

INDEPENDENT AUDITOR’S REVIEW REPORT

To the members of Kazia Therapeutics Limited

Report on the Half-Year Financial Report

Conclusion

We have reviewed the half-year financial report of Kazia Therapeutics Limited (the Company) and its subsidiaries (the Group), which comprises the consolidated statement of financial position as at 31 December 2025, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the half-year ended on that date, material accounting policy information and other explanatory information, and the directors’ declaration.

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the accompanying half-year financial report of the Group does not comply with the Corporations Act 2001 including:

i.	Giving a true and fair view of the Group’s financial position as at 31 December 2025 and of its financial performance for the half-year ended on that date; and

ii.	Complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001.

Basis for conclusion

We conducted our review in accordance with ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity. Our responsibilities are further described in the Auditor’s Responsibilities for the Review of the Financial Report section of our report. We are independent of the Group in accordance with the auditor independence requirements of the Corporations Act 2001 and the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including Independence Standards) (the Code) that are relevant to the audit of the annual financial report in Australia. We have also fulfilled our other ethical responsibilities in accordance with the Code.

We confirm that the independence declaration required by the Corporations Act 2001 which has been given to the directors of the Company, would be the same terms if given to the directors as at the time of this auditor’s review report.

Responsibility of the directors for the financial report

The directors of the Company are responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the half-year financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error.

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation.

Auditor’s responsibility for the review of the financial report

Our responsibility is to express a conclusion on the half-year financial report based on our review. ASRE 2410 requires us to conclude whether we have become aware of any matter that makes us believe that the half-year financial report is not in accordance with the Corporations Act 2001 including giving a true and fair view of the Group’s financial position as at 31 December 2025 and its financial performance for the half-year ended on that date and complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

BDO Audit Pty Ltd

/s/ Gareth Few
Gareth Few Director

Sydney, 16 March 2026

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